Exhibit 10.2

AMENDMENT NUMBER TWO TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER TWO TO CREDIT AGREEMENT (this “Amendment”), dated as of July 5, 2013, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), and the undersigned Subsidiaries of Borrower, and in light of the following:

W I T N E S S E T H

WHEREAS, Lender and Borrower are parties to that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has informed Lender of its desire to enter into that certain Credit Agreement (the “Second Lien Credit Agreement” and together with the other documents, instruments and agreements executed and delivered in connection therewith or otherwise relating thereto, the “Second Lien Loan Documents”) by and among Borrower, certain Subsidiaries of Borrower party thereto as Subsidiary Guarantors, and VECTOR TRADING (CAYMAN), LP, as lender (“Second Lien Lender”) pursuant to which Second Lien Lender has agreed to make a $25,000,000 term loan to Borrower pursuant to the terms and conditions thereof (the “Second Lien Term Loan”);

WHEREAS, Borrower has requested that Lender (a) permit the incurrence by Borrower of the Second Lien Obligations, and (b) make certain amendments to the Credit Agreement, the Borrower Security Agreement and the Third Party Security Agreement; and

WHEREAS, upon the terms and conditions set forth herein, Lender is willing to accommodate Borrower’s requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 3 hereof:

(a) Section 1.01 of the Credit Agreement is hereby amended and modified by amending and restating the following definitions, or adding (as applicable) the following definitions, in the appropriate alphabetical order:

“AAA” means the American Arbitration Association.

“Asset Sale” means any transaction, or series of related transactions, pursuant to which Borrower or any Material Subsidiary sells, assigns, transfers, conveys, leases or subleases, licenses or otherwise disposes of any property or assets (whether now owned or hereafter acquired), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring person; provided, that, the term “Asset Sale” shall not include, any transaction otherwise permitted under Section 6.04, Section 6.06 or Section 6.07.

“Capital Expenditures” shall mean any amount incurred by Borrower or any Material Subsidiary in respect of capital items, including without limitation any Capital Lease, which in accordance with GAAP would not be included in Borrower’s annual consolidated financial statements as an operating expense and is not reasonably expected by Borrower to be a regularly recurring operating expense, but excluding any capitalized software development costs and expenses.

“Collateral” has the meaning set forth in Section 2.04 hereof.

“Debt Issuance” means any issuance or sale of any Debt by Borrower or any Subsidiary other than as permitted under Section 6.03 or Section 6.06 and other than, for the avoidance of doubt, the Second Lien Obligations.

“EBITDA” means, with respect to any fiscal period:

Borrower’s consolidated net earnings (or loss),

minus the sum of

(a) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any software development costs to the extent capitalized during such period,

(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v) income arising by reason of the application of FAS 141R in connection with any Permitted Acquisition;

and

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring losses,

(ii) interest expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) (A) with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP,

(vi) fees, costs, charges and expenses incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrower and its Subsidiaries,

(vii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(viii) one-time restructuring charges,

(ix) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(x) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, and

(xi) fees, costs, and charges incurred prior to August 31, 2013 in connection with the Restatement-Related Events in an aggregate amount not to exceed $4,000,000 for the three months ended May 31, 2013 and $8,000,000 for the six months ended August 31, 2013, in each case, determined on a consolidated basis (x) for all periods prior to the Restatement Completion, generally consistent with the Saba Prerestatement Standards, (y) for all periods on or after the Restatement Completion, in accordance with GAAP and (z) with respect to any calculation of EBITDA on and after the Restatement Completion:

(A) minus any non-cash (i) increases to revenue, (ii) decreases to any component of cost of goods sold and (iii) any other decreases to non-tax expenses, included, in each case, in the calculation of Borrower’s consolidated net earnings on or after the Restatement Completion in accordance with GAAP that would otherwise not be included if such were calculated in a manner consistent with the Saba Prerestatement Standards; and

(B) plus any non-cash (i) decreases to revenue, (ii) increases to any component of cost of goods sold and (iii) any other increases to non-tax expenses included, in each case, in the calculation of Borrower’s consolidated net earnings on or after the Restatement Completion in accordance with GAAP that would otherwise not be included if such were calculated in a manner consistent with the Saba Prerestatement Standards.

Examples of the calculations of the amounts described in clauses (A) and (B) above are set forth on Exhibit E attached hereto, and going forward such amounts shall be calculated in a manner consistent with such examples.

In addition, for the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrower shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or in such other manner acceptable to Lender) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of July 5, 2013 by and between Lender and Second Lien Lender, and acknowledged by the Borrower and the Subsidiary Guarantors, as amended, modified, supplemented or restated from time to time.

“Loan Documents” means this Agreement, each Issuer Document, the Line of Credit Note, any Letter of Credit, the Intercreditor Agreement, the Security Agreements, and each contract, instrument and other document required under this Agreement or at any time hereafter delivered to Lender in connection herewith or therewith.

“Loan Parties” means Borrower and each Subsidiary Guarantor, and each a “Loan Party”.

“Minimum Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of:

(a) the difference of (x) EBITDA for such period minus (y) the sum of (i) Capital Expenditures made during such period and (ii) cash state and federal income taxes paid or required to be paid by Borrower during such period, to

(b) the sum of the aggregate amount of interest due and payable by Borrower during such period in accordance with this Agreement and any other Debt permitted under Section 6.03.

“Net Cash Proceeds” means with respect to any Asset Sale or Debt Issuance, the cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or any of its Subsidiaries in respect of such Asset Sale or Debt Issuance, after deducting therefrom only:

(a) in the case of any Asset Sale, (i) the reasonable and customary expenses incurred by a Borrower directly related to such Asset Sale, (ii) reasonable and customary brokerage costs, fees, or commissions incurred by Borrower directly related to such Asset Sale; (iii) the amounts paid from such proceeds at the time of the Asset Sale in respect of any indebtedness (other than the indebtedness of Borrower under this Agreement and the other Loan Documents) secured by any Permitted Liens on the asset that is the subject of such Asset Sale that has priority over the Lien of Lender on such asset in accordance with applicable law, (iv) taxes paid (directly or indirectly) to any taxing authorities by Borrower, as the case may be, in connection with, or directly attributable to, such Asset Sale at the time thereof or not later than the end of the tax year immediately following the year during which the Asset Sale occurs, and

(b) in the case of any Debt Issuance, (i) reasonable and customary expenses directly related to such Debt Issuance, and (ii) reasonable and customary underwriting or brokerage costs, fees and commissions directly related to such Debt Issuance.

“Net Leverage Ratio” shall mean, as of any date, the ratio of:

(a) the total outstanding Debt of Borrower less Cash and Cash Equivalents as of such date, as stated on Borrower’s most recent quarterly financial statements delivered to Lender, to

(b) EBITDA for the trailing twelve (12) months immediately prior to such date, as stated on Borrower’s most recent quarterly financial statements delivered to Lender.

“Participant Register” has the meaning set forth in Section 8.04(b) hereof.

“Permitted Liens” means (a) Liens granted pursuant to the Loan Documents, (b) Liens held by Second Lien Lender, to secure the Second Lien Obligations so long as the Intercreditor Agreement is in full force and effect, (c) Liens listed on Schedule 1 hereto, (d) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are maintained by Borrower or any Subsidiary, (e) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the Collateral or risk the loss or forfeiture thereof, (f) Liens on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account, but only to the extent that such Liens secure obligations for fees, charges or indemnification obligations related to such account and specifically not to the extent that such Liens secure obligations for borrowed money, (g) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of like nature incurred in the ordinary course of business, other than any such Liens which secure obligations for borrowed money, (h) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Debt permitted pursuant to Section 6.03 and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Debt that was incurred to acquire the asset purchased or acquired, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (j) Liens arising from judgments, decrees or attachments not constituting an Event of Default, (k) restrictions and other minor encumbrances on real property which do not individually or in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof and (l) customary rights of any lessor, lessee or sublessee with respect to leased property arising under any lease entered into in the ordinary course of business.

“Register” has the meaning set forth in Section 8.04(b) hereof.

“Second Lien Lender” means Vector Trading (Cayman), LP, and its successors and assigns.

“Second Lien Credit Agreement” means that certain Credit Agreement dated July 5, 2013 by and among Borrower, Second Lien Lender, and the Subsidiaries of Borrower from time to time party thereto, as such is amended, modified, supplemented, refinanced or restated from time to time in accordance with the terms thereof and the Intercreditor Agreement.

“Second Lien Loan Documents” means the Second Lien Credit Agreement, the Second Lien Note, and each of the other “Loan Documents” (as such term is defined in the Second Lien Credit Agreement), as such is amended, modified, supplemented, refinanced or restated from time to time in accordance with the terms thereof and the Intercreditor Agreement.

“Second Lien Note” means the “Promissory Note” as such term is defined in the Second Lien Credit Agreement.

“Second Lien Obligations” means the all obligations and indebtedness owing by Borrower under the Second Lien Loan Documents.

“Security Agreements” means (a) the Second Amended and Restated Security Agreement, dated as of July 5, 2013, executed by Borrower in favor of Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Borrower Security Agreement”); (b) the Amended and Restated Third Party Security Agreement, dated as of July 5, 2013, executed by each Subsidiary Guarantor in favor of Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Third Party Security Agreement”); and (c) any similar document executed pursuant to the terms hereof or thereof or otherwise in connection herewith after the Closing Date (including any intellectual property security agreements).

(b) Section 1.01 of the Credit Agreement is hereby amended and modified by (i) replacing the reference to “Obligations” in the definition of “Disqualified Equity Interests” with “obligations”, and (ii) replacing the reference to “Indebtedness” in the definition of “Disqualified Equity Interests” with “Debt”.

(c) Section 1.01 of the Credit Agreement is hereby amended and modified by deleting the definitions of “Borrower Collateral” and “Subsidiary Collateral”.

(d) Section 2.01(e) of the Credit Agreement is hereby amended and modified in its entirety as follows:

(e) Mandatory Prepayment.

(i) If, at any time, (A) the sum of the outstanding principal amount of the Advances on such date plus the Letter of Credit Usage on such date exceeds (B) the Credit Amount (such excess being referred to as the “Credit Amount Excess”), then Borrower shall immediately prepay the Advances and cash collateralize the Letters of Credit in accordance with clause (iv) below in an aggregate amount equal to the Credit Amount Excess.

(ii) If Borrower or any Material Subsidiary at any time or from time to time makes or agrees in writing to make an Asset Sale, then (A) Borrower shall promptly notify Lender of such proposed Asset Sale (including the amount of the estimated Net Cash Proceeds to be received in respect thereof) and (B) within two (2) Business Days after such Asset Sale, Borrower shall, absolutely and unconditionally without notice or demand, prepay the Advances and cash collateralize the Letters of Credit in accordance with clause (v) below in an amount equal to fifty percent (50%) of such Net Cash Proceeds.

(iii) Within two (2) Business Days after any Debt Issuance by Borrower or any Material Subsidiary, Borrower shall, absolutely and unconditionally without notice or demand, prepay the Advances and cash collateralize the Letters of Credit in accordance with clause (v) below in an amount equal to one hundred (100%) percent of the Net Cash Proceeds received in connection with such Debt Issuance.

(iv) Each prepayment pursuant to clause (i) above shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing and Lender shall have so elected, be applied in the manner set forth in Section 2.01(d)(iv).

(v) Each prepayment pursuant to clauses (ii) – (iii) above shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full (with a corresponding permanent reduction in the Maximum Revolver Amount), and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing and Lender shall have so elected, be applied in the manner set forth in Section 2.01(d)(iv).

(e) Article III of the Credit Agreement is hereby amended and modified by adding the following new Section 3.18 at the end thereof:

Section 3.18 SECOND LIEN LOAN DOCUMENTS. Borrower has delivered to Lender a complete and correct copy of the Second Lien Loan Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Second Lien Loan Documents has been duly authorized by all necessary action on the part of each Loan Party who is a party thereto. Each Second Lien Loan Document is the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. No Loan Party is in default in the performance or compliance with any provisions thereof. All representations and warranties made by any Loan Party in any Second Lien Loan Document and in the certificates delivered in connection therewith are true and correct in all material respects.

(f) Section 5.03 of the Credit Agreement is hereby amended and modified by (i) deleting the reference to “Borrower shall deliver to Lender” at the beginning of clause (i) thereof, (ii) deleting the “and” at the end of clause (i) thereof, (iii) amending and restating clause (j) in its entirety as set forth below, and (iv) adding the new clause (k) to the end thereof as set forth below:

(j) (i) copies of all written notices or agreements delivered pursuant to or in connection with, the Second Lien Loan Documents, including all amendments, waivers, supplements, consents, notices of default, and reservation of rights, and (ii) copies of all reports, documentation, and other information delivered to Second Lien Lender by any Loan Party (to the extent not previously or concurrently delivered to Lender); and

(k) from time to time such other information as Lender may reasonably request.

(g) Section 5.09 of the Credit Agreement is hereby amended and modified in its entirety as follows:

Section 5.09 FINANCIAL COVENANTS.

(a) Borrower shall have EBITDA of at least the required amount set forth on Schedule 5.09(a) for the period applicable thereto.

(b) Borrower shall maintain Availability plus Qualified Cash of an amount greater than or equal to the applicable Financial Covenant Liquidity Amount at all times.

(c) Borrower shall have total outstanding Debt less Cash and Cash Equivalents of no more than the amount set forth on Schedule 5.09(c) on the dates therein listed.

(d) Borrower shall have, on the last day of each fiscal quarter set forth on Schedule 5.09(d), a Minimum Fixed Charge Coverage Ratio of no less than the ratio set forth on Schedule 5.09(d) for the period applicable thereto.

(e) Borrower shall have, on the last day of each fiscal quarter set forth on Schedule 5.09(e), a Net Leverage Ratio of no higher than the ratio set forth on Schedule 5.09(e) for the period applicable thereto.

(h) Section 6.03 of the Credit Agreement of the Credit Agreement is hereby amended and modified in its entirety as follows:

Section 6.03 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Debt (including any indebtedness or liabilities resulting from borrowings, loans or advances), whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or any Subsidiary Guarantor to Lender, (b) Second Lien Obligations in an aggregate principal amount not to exceed Twenty-Five Million Dollars ($25,000,000.00); (c) any other liabilities of Borrower or any Subsidiary Guarantor existing as of the date hereof and disclosed on Schedule 3.10 hereto, (d) Capital Leases in an aggregate amount not to exceed Four Million Dollars ($4,000,000.00), (e) intercompany loans owing to Borrower or any of its Material Subsidiaries permitted pursuant to Section 6.06, (f) Subordinated Debt, (g) Debt secured by Permitted Liens, (h) unsecured earn-outs or customary holdbacks that are incurred concurrently with the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) at the time of such incurrence, no Event of Default has occurred and is continuing or would result therefrom, and (ii) such unsecured Debt is not incurred for working capital purposes, and (h) Debt permitted pursuant to Section 6.05.

(i) Section 6.05 of the Credit Agreement is hereby amended and modified in its entirety as follows:

Section 6.05 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, or permit any of its Subsidiaries to do any of the foregoing for, any liabilities or obligations of any other person or entity, except any of the foregoing (a) in favor of Lender, (b) in favor Second Lien Lender, (c) by Borrower with respect to obligations of any of its Subsidiaries permitted both hereunder and under the Second Lien Credit Agreement, in each case in the ordinary course of business, or (d) in an aggregate amount not to exceed One Million Dollars ($1,000,000.00).

(j) Section 6.07 of the Credit Agreement is hereby amended and modified in its entirety as follows:

Section 6.07 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution, or permit any of its Subsidiaries to declare or pay any dividend, either in cash or any other property on Borrower’s or any of its Subsidiaries’ Equity Interests now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s or any of its Subsidiary’s Equity

Interests now or hereafter outstanding; provided however, that Borrower may so long as no Event of Default has occurred and is continuing or would result therefrom (a) repurchase Borrower’s Equity Interests in an aggregate amount not to exceed (i) Nine Hundred Thousand Dollars ($900,000.00) during any period of twelve (12) consecutive months, and (ii) Two Million Nine Hundred Thousand Dollars ($2,900,000.00) in the aggregate for so long as Borrower has any Indebtedness outstanding under the Loan Documents, and (b) pay dividends made solely in Borrower’s common Equity Interests; and provided further that, Borrower or any Subsidiary Guarantor may purchase common stock or common stock options from its present or former officers or employees upon the death, disability or termination of employment of such officer or employee in an aggregate amount not to exceed $2,500,000.00 during any period of twelve (12) consecutive months.

(k) Section 6.08 of the Credit Agreement is hereby amended and modified by (i) deleting the reference to “any Intellectual Property or” in the third line thereof, and (ii) adding the phrase “or Second Lien Lender” immediately after the word “Lender” in the eighth line thereof.

(l) Section 6.10 of the Credit Agreement is hereby amended and modified in its entirety as follows:

Section 6.10 AMENDMENTS. Directly or indirectly, amend, modify, or change any of the terms or provisions, or permit any of its Subsidiaries to directly or indirectly, amend, modify, or change any of the terms or provisions, of (a) the Second Lien Loan Documents (except as specifically permitted by the Intercreditor Agreement), (b) any agreement, instrument, document, indenture, or other writing evidencing or concerning Debt other than (i) the Loan Documents in accordance with the terms thereof, or (ii) Debt permitted pursuant to Section 6.03(c) or 6.03(d), or (c) the Organizational Documents of Borrower or any of its Subsidiaries, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lender.

(m) Section 8.04 of the Credit Agreement is hereby amended and modified in its entirety as follows:

Section 8.04 SUCCESSORS, ASSIGNMENT.

(a) This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower nor any Subsidiary Guarantor may assign or transfer its interests or rights hereunder without Lender’s prior written consent and any such prohibited assignment shall be absolutely void. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents to any Person (other than, so long as no Event of Default has occurred and is continuing, a Person that is a Director Competitor at the time of such assignment). In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary Guarantor or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

(b) Borrower shall maintain a register, in accordance with Section 5f.103-1(c) of the United States Treasury Regulations, at its principal office in Redwood Shores, California for the recordation of the names and addresses of Lender and its assignees, and the principal amounts (and stated interest) of the Loan owing to, each such Person pursuant to the terms hereof from time to time (the “Register”). Borrower shall promptly record on the Register each assignment of all or part of the Loan by Lender (or any assignee) pursuant to Section 8.04(a). Borrower and Lender hereby agree that the Loan and the other obligations evidenced by the Loan Documents are intended to be “registered obligations”

within the meaning of IRC Sections 871(h) and 881(c), and this Section 8.04 and the other provisions of the Loan Documents shall be interpreted consistently therewith. The Register shall be available for inspection by Lender (and its assignees), at any reasonable time and from time to time upon reasonable prior notice. With respect to any participation sold by Lender or an assignee, Lender or such assignee shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no such Person shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan or other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender or such assignee shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Borrower agrees that each participant shall be entitled to the benefits of Section 8.03 (subject to the requirements and limitations therein) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to this Section 8.04; provided that such participant shall not be entitled to receive any greater payment under Section 8.03 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(n) Section 8.06(a) of the Credit Agreement is hereby amended and modified by replacing the first reference to “Obligations” with “Guaranteed Obligations”.

(o) The Credit Agreement is hereby amended and modified by (i) deleting Schedule 5.09 thereto, and (b) adding Schedules 5.09(a), 5.09(c), 5.09(d), and 5.09(e) attached hereto as Schedules 5.09(a), 5.09(c), 5.09(d), and 5.09(e) to the Credit Agreement.

(p) The Credit Agreement is hereby amended and modified by replacing Exhibit A thereto with the Exhibit A that is attached hereto.

(q) The Credit Agreement is hereby amended and modified by replacing the reference to “75%” contained in Exhibit C thereto with “50%”.

(r) The Credit Agreement is hereby amended and modified by adding the attached Exhibit E as the new Exhibit E thereto.

3. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of the Amendment:

(a) Lender shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect.

(b) Lender shall have received (i) the Second Amended and Restated Security Agreement, dated as of the date hereof, duly executed and delivered by Borrower in favor of Lender, and (ii) the Second Amended and Restated Third Party Security Agreement, dated as of the date hereof, duly executed and delivered by each Subsidiary Guarantor in favor of Lender, and the same shall be in form and substance reasonably satisfactory to Lender and in full force and effect.

(c) Lender shall have received (i) the Patent Security Agreement, dated as of the date hereof, duly executed and delivered by each Loan Party in favor of Lender, and (ii) the Trademark Security Agreement, dated as of the date hereof, duly executed and delivered by each Loan Party in favor of Lender, and the same shall be in form and substance reasonably satisfactory to Lender and in full force and effect.

(d) Lender shall have received the Intercreditor Agreement, duly executed and delivered by the parties thereto, and the same shall be in form and substance reasonably satisfactory to Lender and in full force and effect.

(e) Lender shall have received evidence in form satisfactory to it that the Second Lien Term Loan has been made to Borrower by Second Lien Lender in accordance with the Second Lien Loan Documents.

(f) Lender shall have received fully executed copies of the Second Lien Loan Documents and the same shall be (i) certified by a Secretary or Assistant Secretary of Borrower as being true, correct, and complete copies thereof, and (ii) in full force and effect.

(g) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(h) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(i) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

4. Representations and Warranties. Each of Borrower and each Subsidiary Guarantor hereby represents and warrants to Lender as follows:

(a) It has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

(b) The execution, delivery, and performance by it of this Amendment (i) has been duly authorized by all necessary action of Borrower or such Subsidiary Guarantor, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Borrower or such Subsidiary Guarantor, the Organizational Documents of Borrower or such Subsidiary Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or such Subsidiary Guarantor, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Borrower or such Subsidiary Guarantor where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Borrower or such Subsidiary Guarantor, other than Permitted Liens, or (D)

require any approval of any holder of Equity Interest of Borrower or such Subsidiary Guarantor or any approval or consent of any Person under any material agreement of Borrower or such Subsidiary Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered by Borrower and such Subsidiary Guarantor. This Amendment is a party is the legally valid and binding obligation of Borrower or such Subsidiary Guarantor, enforceable against Borrower or such Subsidiary Guarantor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(e) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

(f) After giving effect to this Amendment, the representations and warranties in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(g) As of the date hereof, there is (i) no litigation pending that is related to the Restatement Completion or the NASDAQ Listing Event, and (ii) no investigation or proceeding by any Governmental Authority that is related to the Restatement Completion or the NASDAQ Listing Event other than the SEC Investigation.

5. Payment of Costs and Fees. Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and disbursements of outside counsel to Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

6. Release.

(a) Borrower hereby acknowledges and agrees that as of June 28, 2013, the aggregate outstanding principal amount of the indebtedness under the Credit Agreement and the other Loan Documents (including the Line of Credit Note) was $36,040,008.15 and that such principal amount is payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b) Effective on the date hereof, each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to Borrower or such Subsidiary Guarantor (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Borrower and each Subsidiary Guarantor each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Borrower and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. If Borrower or any Subsidiary Guarantor or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

7. Choice of Law; Arbitration. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND ARBITRATION SET FORTH IN SECTIONS 8.12 AND 8.13 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8. Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, waivers and modifications set forth herein are limited to the specified hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default (other than the Designated Events of Default), shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrower remains in the sole and absolute discretion of Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

10. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

11. Reaffirmation of Obligations. Borrower and each Subsidiary Guarantor hereby reaffirms its obligations under each Loan Document to which it is a party, as amended hereby. Borrower and each Subsidiary Guarantor hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreements or any other Loan Document, to Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each of Borrower and each Subsidiary Guarantor hereby further does grant to Lender for the benefit of itself and the Bank Product Providers, a perfected security interest in the Collateral in order to secure all of its present and future obligations under the Loan Documents.

12. Ratification. Borrower and each Subsidiary Guarantor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and as amended hereby.

13. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Subsidiary Guarantors. Each of the undersigned Subsidiary Guarantors consent to the amendments to the Credit Agreement and waiver contained herein. Although the undersigned Subsidiary Guarantors have been informed of the matters set forth herein with respect to the Credit Agreement and have consented to same, each Subsidiary Guarantor understands that Lender has no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents or amendments related to the Credit Agreement (other than Section 8.06), and nothing herein shall create such a duty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

SABA SOFTWARE, INC.,
a Delaware corporation, as Borrower

By:	/s/ Peter E. Williams III
Name:	Peter E. Williams III
Title:	Executive Vice President

HAL ACQUISITION SUB INC.,
a Delaware corporation, as a Subsidiary Guarantor

By:	/s/ Peter E. Williams III
Name:	Peter E. Williams III
Title:	President

HUMANCONCEPTS, LLC,
a California limited liability company, as a Subsidiary Guarantor

By:	/s/ Peter E. Williams III
Name:	Peter E. Williams III
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Daniel Morihoro
Name:	Daniel Morihoro
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NUMBER TWO TO CREDIT AGREEMENT]

EXHIBIT A

EXHIBIT A TO

CREDIT AGREEMENT

[FORM OF] COMPLIANCE CERTIFICATE

WELLS FARGO BANK, NATIONAL ASSOCIATION

c/o Wells Fargo Capital Finance, LLC

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attn: Technology Finance Manager

Facsimile: (310) 453-7442

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), each of the Domestic Subsidiaries of Borrower party thereto as Subsidiary Guarantors (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies that:

1. I am the duly elected [chief executive] [chief financial] officer of Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the [fiscal quarter] [fiscal year] covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and we have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default, during or at the end of the [fiscal quarter] [fiscal year] covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 5.03 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate present fairly, in all material respects, the financial condition of Borrower, as of the date and for the [fiscal quarter] [fiscal year] covered thereby; and

5. Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, including Sections 5.09, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07 thereof, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrowers have taken, are taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this              day of              201_.

SABA SOFTWARE, INC., a Delaware corporation

By:
Name:
	Title:	[Chief Executive] [Chief Financial] Officer